Filed Pursuant to Rule 433

Registration Statement 333-194103

August 10, 2016

Amgen Inc.

TERM SHEET

Dated August 10, 2016

1.850% Notes due 2021 (the “2021 Notes”)

2.250% Notes due 2023 (the “2023 Notes”)

2.600% Notes due 2026 (the “2026 Notes”)

4.400% Notes due 2045 (the “2045 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated August 10, 2016, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:

2021 Notes: $750,000,000 aggregate principal amount

2023 Notes: $750,000,000 aggregate principal amount

2026 Notes: $1,250,000,000 aggregate principal amount

2045 Notes: $1,000,000,000 aggregate principal amount

Maturity Date:	2021 Notes: August 19, 2021 2023 Notes: August 19, 2023 2026 Notes: August 19, 2026 2045 Notes: May 1, 2045

Coupon:

2021 Notes: 1.850% annually, accruing from and including August 19, 2016

2023 Notes: 2.250% annually, accruing from and including August 19, 2016

2026 Notes: 2.600% annually, accruing from and including August 19, 2016

2045 Notes: 4.400% annually, accruing from and including May 1, 2016

Price to Public:

2021 Notes: 99.891% of principal amount

2023 Notes: 99.749% of principal amount

2026 Notes: 99.939% of principal amount

In each case, plus accrued interest from and including August 19, 2016, if settlement occurs after such date.

2045 Notes: 107.892% of principal amount, plus pre-issuance accrued interest from and including May 1, 2016 to the issue date

Yield to Maturity:	2021 Notes: 1.873% 2023 Notes: 2.289% 2026 Notes: 2.607% 2045 Notes: 3.934%

Treasury Benchmark:

2021 Notes: 1.125% due July 31, 2021, yield to maturity 1.073%

2023 Notes: 1.250% due July 31, 2023, yield to maturity 1.339%

2026 Notes: 1.625% due May 15, 2026, yield to maturity 1.507%

2045 Notes: 2.500% due February 15, 2046, yield to maturity 2.234%

Spread to Benchmark:	2021 Notes: 80 bps 2023 Notes: 95 bps 2026 Notes: 110 bps 2045 Notes: 170 bps

Interest Payment Dates:

2021 Notes: February 19 and August 19 of each year, beginning on February 19, 2017

2023 Notes: February 19 and August 19 of each year, beginning on February 19, 2017

2026 Notes: February 19 and August 19 of each year, beginning on February 19, 2017

2045 Notes: May 1 and November 1 of each year, beginning on November 1, 2016

For the 2045 Notes, all pre-issuance accrued interest from and including May 1, 2016 to the settlement date will be paid by purchasers of the 2045 Notes.

Reinvestment Rate:	2021 Notes: 15 bps, 2023 Notes: 15 bps, 2026 Notes: 20 bps and 2045 Notes: 30 bps, in each case plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Net Proceeds to Issuer (before expenses):	2021 Notes: $746,557,500 2023 Notes: $745,117,500 2026 Notes: $1,243,612,500 2045 Notes: $1,070,170,000, plus pre-issuance accrued interest from and including May 1, 2016 to the issue date

Trade Date:	August 10, 2016

Settlement Date:	August 19, 2016 (T+7)

CUSIP:	2021 Notes: 031162 CG3 2023 Notes: 031162 CH1 2026 Notes: 031162 CJ7 2045 Notes: 031162 BZ2

ISIN:	2021 Notes: US031162CG33 2023 Notes: US031162CH16 2026 Notes: US031162CJ71 2045 Notes: US031162BZ23

Denominations:	$2,000 × $1,000

Ratings:	Moody’s: Baa1 S&P: A Fitch (for the 2045 Notes): BBB

Joint Book-Running Managers:	Goldman, Sachs & Co. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC HSBC Securities (USA) Inc.

Senior Co-Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Mizuho Securities USA Inc. RBC Capital Markets, LLC UBS Securities LLC

Co-Managers:

Academy Securities, Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 24, 2014) and a prospectus supplement dated as of August 10, 2016 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at

www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) Goldman, Sachs & Co. at 866-471-2526, (ii) Citigroup Global Markets Inc. at 800-831-9146, (iii) Morgan Stanley & Co. LLC at 866-718-1649 or (iv) HSBC Securities (USA) Inc. at 866-811-8049.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.